CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 1999 relating to the financial statements, which appears in the 1998 Annual Report to Shareholders of Popular, Inc., which is incorporated by reference in Popular, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference in the Registration Statement of our report dated October 13, 1998 relating to the financial statements, which appears in the Annual Report of the BanPonce U.S.A. Profit Sharing/401(k) Plan on Form 11-K for the year ended December 31, 1997.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP



San Juan, Puerto Rico
June 7, 1999